================================================================================



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-A
                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                            METROCALL HOLDINGS, INC.
             (Exact Name of Registrant as Specified in its Charter)

                      Delaware                                        54-1215634
                      --------                                        ----------
(State or other jurisdiction of incorporation )          (I.R.S. Employer Identification No.)

    6677 Richmond Highway, Alexandria, Virginia            22306
    -------------------------------------------            -----
     (Address of principal executive offices)            (Zip Code)


If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [ ]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [X]

Securities Act registration statement file number to which this form relates (if applicable): NONE

Securities to be registered pursuant to Section 12(b) of the Act:

        Title of Each Class                 Name of Each Exchange on Which
        to be so Registered                 Each Class is to be Registered
        -------------------                 ------------------------------
               None                                      None



Securities to be registered pursuant to Section 12(g) of the Act:

                     Common Stock, par value $.01 per share
                 -----------------------------------------------
                                (Title of Class)

               Series A Preferred Stock, par value $.01 per share
                 -----------------------------------------------
                                (Title of Class)

================================================================================

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1: DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

        This registration statement registers under Section 12(g) of the Securities Exchange Act of 1934, as amended, the common stock, par value $0.01 per share ("Common Stock"), and the Series A Preferred Stock, par value $0.01 per share (the "Preferred Stock") of Metrocall Holdings, Inc. (f/k/a/ Metrocall, Inc.) (the "Company"). On September 26, 2002, the United States Bankruptcy Court for the District of Delaware entered an order (the "Confirmation Order") confirming the Second Amended and Restated Joint Plan of Reorganization, as modified, of the Company and certain of its wholly owned subsidiaries (the "Plan").

        Pursuant to the Confirmation Order, the bankruptcy court approved the Company's Amended and Restated Certificate of Incorporation (the "Restated Certificate") and the Certificate of Designation, Number, Powers, Preferences, and Relative Participating Optional and Other Rights of Series A Preferred Stock of the Company (the "Certificate of Designation") and the Company's existing common stock, par value $.01 per share, was cancelled. Under the Restated Certificate and the Certificate of Designation, which will be filed with the Secretary of State of the State of Delaware on the effective date of the Plan, the Company will be authorized to issue 1,200,000 shares of Common Stock, of which approximately 1,000,000 shares will be issued pursuant to the Plan and will be authorized to issue 8,500,000 shares of Preferred Stock, of which approximately 6,000,000 shares will be issued pursuant to the Plan. The following summary description of the capital stock of the Company is qualified in its entirety by reference to the Company's Restated Certificate, the Company's Certificate of Designation and the Company's Restated Bylaws, a copy of the form of each of which is filed as an exhibit to this registration statement and incorporated herein by reference.

        In accordance with Section 1123(a) of the U.S. Bankruptcy Code, the Restated Certificate prohibits the issuance by the Company of any nonvoting equity security, except in certain limited situations.

        Holders of Common Stock are entitled to votes which in the aggregate shall constitute 5% (until such time as all of the Preferred Stock shall be redeemed at which time it shall constitute 100%) of the votes which would be cast if all holders of all shares of all classes of stock entitled to attend such meetings and to vote so voted, on all matters submitted to a vote of stockholders, including the election of directors. Each holder of shares of Common Stock is entitled to cast the number of votes equal to his pro rata portion of all votes to be cast by holders of Common Stock. The Restated Certificate does not provide for cumulative voting for the election of directors. Holders of Common Stock are entitled to receive dividends when and if declared by the Company's board of directors from funds legally available therefor and to share, on the basis of their shareholdings, in the Company's assets that are available for distribution to the Company's stockholders in the event of liquidation. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. Shares of Common Stock issued pursuant to Plan will be fully paid and nonassessable shares of capital stock of the Company.

        It is not presently anticipated that any dividends will be paid on the Common Stock in the foreseeable future, and certain debt instruments of the Company and its subsidiaries expressly limit, or may have the effect of limiting, the amount of dividends payable by the Company.

        The Preferred Stock has an initial stated value of $10.00 per share (the "Liquidation Preference"). The dividend rate on the Preferred Stock is 15% per annum of the then-current Liquidation Preference. Dividends are payable quarterly in arrears when and as declared by the board of directors of the Company commencing on the first day of the calendar quarter immediately following the quarter in which both the $60,000,000 Senior Secured Note issued by Metrocall, Inc., a wholly-owned subsidiary of the Company, in favor of certain financial institutions and other lenders, and the $20,000,000 Senior Secured PIK Note issued by the Company in favor of certain financial institutions and other lenders are paid in full, and on the first day of each calendar quarter thereafter. Dividends will accrue from the date of issuance of each share of Preferred Stock and from and after each dividend payment date.

        Holders of Preferred Stock are entitled to votes which in the aggregate shall constitute 95% of the votes which would be cast if all holders of all shares of all classes of stock entitled to attend such meetings and to vote so voted, on all matters submitted to a vote of stockholders, including the election of directors. Each holder of shares of Preferred Stock is entitled to cast the number of votes equal to his pro rata portion of all votes to be cast by holders of Preferred Stock. The Restated Certificate does not provide for cumulative voting for the election of directors.

        In addition, the consent of the holders of 100% of the Preferred Stock is required to amend the Restated Certificate of the Company, the Certificate of Designation of the Company or the Restated By-Laws of the Company in a manner that adversely affects the holders of the Preferred Stock, to authorize the liquidation, winding up or dissolution of the Company, to declare certain dividends with respect to or redeem the Common Stock, or to authorize the issuance of any Preferred Stock other than pursuant to the Plan.

        The Company, at its option, may redeem shares of the Preferred Stock at any time after the payment in full of the $60,000 000 Senior Secured Note and the $20,000,000 Senior Secured PIK Note for a redemption price equal to the sum of the Liquidation Value plus any accrued and unpaid dividends. The Company must redeem the Preferred Stock upon a sale, merger, liquidation, dissolution or winding up of the Company. The Company also must redeem the Preferred Stock after the date that the $60,000,000 Senior Secured Note and the $20,000,000 Senior Secured PIK Note are paid in full, in an amount equal to 100% of the unrestricted cash of the Company in excess of $10,000,000, and must redeem all shares of Preferred Stock no later than the later of (i) December 31, 2006 and
(ii) 180 days after the date that the $20,000,000 Senior Secured PIK Note is paid in full.

        There are no preemptive, subscription or conversion rights with respect to the Preferred Stock.

        The transfer agent and registrar for the Common Stock and the Preferred Stock is EquiServe Trust Company, 525 Washington Boulevard, Jersey City, New Jersey 07310.

ITEM 2:
EXHIBITS.

 Exhibit
 Number         Description
 ------         -----------
   1            Form of Amended and Restated Certificate of Incorporation of Metrocall Holdings, Inc.

   2            Form of Certificate of Designation, Number, Powers, Preferences, and Relative
                Participating, Optional and Other Rights of Series A Preferred Stock of Metrocall
                Holdings, Inc.

   3            Form of Restated Bylaws of Metrocall Holdings, Inc.

                                    SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                                   METROCALL HOLDINGS, INC.


Date: October 8, 2002                              By: /s/ VINCENT D. KELLY
                                                   ---------------------------
                                                   Vincent D. Kelly
                                                   Executive Vice President,
                                                   Chief Operating Officer
                                                   Chief Financial Officer,
                                                   Treasurer and Secretary